UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2017

Commission File Number 000-54530

GOPHER PROTOCOL INC.

(Exact name of small business issuer as specified in its charter)

Nevada	27-0603137
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2500 Broadway, Suite F-125, Santa Monica, CA 90404

(Address of principal executive offices)

424-238-4589

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01         Other Events

On November 10, 2017 at approximately 6:15 pm (EST) Ugopherservices, a subsidiary of Gopher Protocol Inc. (the “Company”) experienced a suspension of operations on the terminals the Company acquired in its acquisition on September 1, 2017. Management of the Company believes this shutdown came as a result Paypal Holdings Inc. (“Paypal”) decision to suspend operations of TIO Networks (“TIO”) and appears to have affected all of TIO’s customers. TIO was acquired by Paypal in July 2017. Prior to the suspension, the Company received no notice that the suspension would be taking place. TIO’s corporate website has been replaced with a single page informing consumers of the suspension. The Company is currently evaluating with counsel the actions that should be taken against TIO Networks and Paypal.

Since the suspension on November 10, 2017, the Company’s executives have been working closely with its partners and customers to develop and implement a strategy that will restore operations on its terminals as quickly and securely as possible.

 The Company is currently in negotiations with a middleware provider that will allow the Company to achieve its goal and bring its terminals back online and give the Company control of the software in an effort to avoid situations like this in the future.

Security and continuity of service are a top priority at the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GOPHER PROTOCOL INC.

		By:	/s/ Gregory Bauer
		Name:	Gregory Bauer
		Title:	CEO

Date:	November 13, 2017
Santa Monica, California